UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 8, 2008

Circuit City Stores, Inc.
(Exact name of registrant as specified in its charter)

Virginia	1-5767	54-0493875
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

9950 Mayland Drive
Richmond, Virginia 23233
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (804) 486-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

     On May 8, 2008, Wattles Capital Management, LLC (“WCM”), Mark J. Wattles, James A. Marcum, Elliott Wahle, Don R. Kornstein, Anthony Bergamo and Alexander M. Bond (collectively, the “Wattles Group”) and Circuit City Stores, Inc. (the “Company”) entered into an agreement (the “Agreement”) to settle the proxy contest pertaining to the election of directors to the Company’s Board of Directors (the “Board”) at the Company’s 2008 Annual Meeting of Shareholders (the “Annual Meeting”) and certain other proposals.

     The Company previously received a notice from WCM that WCM intended to nominate Messrs. James A. Marcum, Elliott Wahle, Don R. Kornstein and Anthony Bergamo (the “WCM Nominees”) and Alexander M. Bond for election to the Board at the Annual Meeting. In addition, WCM had indicated that it intended to submit two business proposals for consideration at the Annual Meeting.

     Pursuant to the Agreement, the Wattles Group will withdraw its director nominations and two business proposals, and will cease its solicitation efforts in support thereof. The Board will select and nominate three of the WCM Nominees for election to the Board at the Annual Meeting. The Wattles Group has indicated a preference for the selection of Mr. Marcum, and the Board has agreed that it will not unreasonably fail to select him as one of the three nominees. The Company will file a definitive proxy statement with the Securities and Exchange Commission which includes information regarding the selected WCM Nominees.

     The terms of these three nominees will be divided equally among the three Board classes, and at the Company’s 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”), the Board will recommend that the shareholders re-elect the WCM Nominee whose term is then expiring. WCM and the other members of the Wattles Group will not be able to nominate other directors for election at the 2009 Annual Meeting.

     The size of the Board will not be increased to more than fifteen directors before the 2009 Annual Meeting, and at or prior to the 2009 Annual Meeting, the Company will reduce the board size by at least two directors. However, the Agreement does not restrict the Board from increasing its size by up to three additional members in connection with any material third-party investment in the Company.

     Effective from and after the date of the Agreement and until the time of the Annual Meeting, Mr. Marcum will be a non-voting observer (but not a member) of the Board and the Board’s Executive Committee. Following the Board’s selection of three WCM Nominees and until the time of the Annual Meeting, it will allow such selected WCM Nominees to be non-voting observers (but not members) of the Board, and one to be designated by the Wattles Group will be a non-voting observer (but not member) of the Executive Committee. Following the Annual Meeting, the Board will appoint one of the elected WCM Nominees to the Executive Committee, which will consist of no more than four directors. The other elected WCM Nominees shall each be appointed to one Board committee.

     The parties have further agreed to a standstill pursuant to which, until the day after the 2009 Annual Meeting (or, if earlier, the date that is ninety days after the one-year anniversary of the Annual Meeting), WCM and the other members of the Wattles Group will not acquire any voting securities of the Company which would increase their ownership to more than 15 percent of the outstanding shares of Company common stock (except that they are not precluded from making an offer to acquire all of the outstanding shares of Company common stock), or sell any voting securities of the Company to any person who would, as a result of such sale, hold more than 15 percent of the outstanding shares of Company common stock. The standstill also restricts the Wattles Group from, among other things, engaging in proxy solicitations in an election contest, advancing shareholder proposals in connection with the election or removal of directors, seeking to call a meeting of shareholders or solicit consents from shareholders, or seeking to obtain additional representation on the Board or remove any Board member.

     The Company has agreed to reimburse the Wattles Group for its reasonable, out-of-pocket fees and expenses incurred in connection with the proxy contest, subject to an aggregate cap of $700,000.

     The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference. A press release issued by the Company regarding the settlement is attached as Exhibit 99.1 hereto.

Item 8.01      Other Events

     The Company has entered into a confidentiality agreement with Blockbuster Inc. and Carl Icahn, dated May 8, 2008, with respect to certain information which may be provided to them in connection with their previously announced proposal to acquire the Company.

Item 9.01      Financial Statements and Exhibits

     (d) Exhibits

Exhibit No.	Description

10.1	Settlement Agreement dated May 8, 2008 between Circuit City Stores, Inc., Mark J. Wattles, James
A. Marcum, Elliott Wahle, Don R. Kornstein, Anthony Bergamo and Alexander M. Bond

99.1	Press Release dated May 9, 2008

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2008

Circuit City Stores, Inc.

By:	/s/ Reginald D. Hedgebeth

Reginald D. Hedgebeth
Senior VP, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Settlement Agreement dated May 8, 2008 between Circuit City Stores, Inc., Mark J. Wattles, James
A. Marcum, Elliott Wahle, Don R. Kornstein, Anthony Bergamo and Alexander M. Bond

99.1	Press Release dated May 9, 2008